Exhibit 10.2

September 13, 2017

STRICTLY PERSONAL AND CONFIDENTIAL
Gregory Perry
500 Washington Road
Barrington, RI 02806

Dear Greg:
Re: Amendment to your Employment Agreement
Further to our recent discussions, this letter sets out our proposal to amend the terms of your employment with Novelion Services USA, Inc. (“Novelion Services”). This letter is referred to as the Amendment Agreement and is effective as of July 6, 2017 (the “Amendment Effective Date”).
Novelion Services proposes the following amendments to the Offer of Employment from Novelion Services, dated November 28, 2016, as amended (the “Employment Agreement”). The Employment Agreement incorporates terms and conditions from your employment agreement with Aegerion Pharmaceuticals, Inc., dated June 26, 2015, as amended (the “Aegerion Agreement”).
We confirm that the terms and conditions of the Employment Agreement will continue to govern your employment except as modified by this Amendment Agreement.

1.
Defined Terms: In the Employment Agreement, references to the “Agreement” or the “Employment Agreement” (or any other references to the terms and conditions of your employment) will mean the Employment Agreement as modified and supplemented by this Amendment Agreement.

2.
Relocation and Temporary Living Assistance: The second paragraph of Section 6 of the Aegerion Agreement, which is incorporated into the Employment Agreement, shall be deleted and replaced in its entirety by the following:

In addition, during a period ending on the earlier of (i) 36 months from the Effective Date or (ii) termination of Employee’s employment, Employee shall be eligible for a relocation transition allowance to cover the following expenses: (a) temporary housing, not to exceed $4,500 per month, for use towards renting a suitable apartment in the Cambridge, Massachusetts area (the “Relocation Transition Allowance”); and (b) a “gross-up” payment in the amount necessary to offset the tax liability associated with the Relocation Transition Allowance; provided that Employee shall submit expense reports with supporting documentation in such form and containing such information as the Company may request to be reimbursed for Relocation Transition Allowance expenses. For the avoidance of doubt, Employee’s eligibility for any Relocation Transition Allowance shall terminate on July 6, 2018.

5.
The capitalized terms in this Amendment Agreement that are not defined herein have the same meaning as in the Employment Agreement. This Amendment Agreement will be effective as of the date this letter is signed by you.

All other terms of your Employment Agreement will continue to govern your employment with Novelion Services.
Please confirm your agreement to this amendment to your Employment Agreement by signing where indicated below and returning to us a signed copy of this letter. Please obtain any legal or other advice that you determine is appropriate.
If you have any questions, please contact me.

Yours very truly,
/s/ Linda Buono
Novelion Services USA. Inc.
Linda Buono
Senior Vice President, Human Resources

I agree to the terms and conditions set out above, effective as of the Amendment Effective Date.
By: /s/ Gregory Perry
Gregory Perry